Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On August 26, 2021, Aerpio Pharmaceuticals, Inc. (the “Company” or “Aerpio”) completed its reverse merger with Aadi Bioscience, Inc., a Delaware corporation (“Aadi”), in accordance with the terms of the Agreement and Plan of Merger (referred to as the “Merger Agreement”) dated May 16, 2021, by and among the Company, Aspen Merger Subsidiary, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Aerpio (“Merger Sub”) and Aadi, pursuant to which Merger Sub merged with and into Aadi, with Aadi surviving as a wholly-owned subsidiary of the Company (referred to as the “Merger”). In addition, the PIPE Investors (as defined below) purchased an aggregate of 11,852,862 shares of Common Stock concurrently with the closing of the Merger for an aggregate purchase price of approximately $155.0 million (collectively, the “PIPE Financing”) pursuant to the Subscription Agreement dated May 16, 2021 (the “Subscription Agreement”) with the purchasers named therein (the “PIPE Investors”).

Also, on August 26, 2021, in connection with and immediately prior to the effective time of the Merger, (i) the Company effected a reverse stock split of the common stock, par value $0.0001 per share (“Common Stock”) of the Company at a ratio of 15:1 (the “Reverse Stock Split”), (ii) Aadi changed its name from “Aadi Bioscience, Inc.” to “Aadi Subsidiary, Inc.,” and (iii) the Company changed its name from “Aerpio Pharmaceuticals, Inc.” to “Aadi Bioscience, Inc.” Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Aadi, a clinical-stage, biopharmaceutical company focused on precision therapies for genetically-defined cancers with alteration in the mTOR pathway genes.

Upon the effective time of the Merger (the “Effective Time”), the Company issued shares of its Common Stock to Aadi’s stockholders, at an exchange ratio of 0.3172 shares of Common Stock (taking into account the Reverse Stock Split), in exchange for each share of Aadi’s common stock outstanding as of the Effective Time (including the shares of common stock issuable upon the conversion of all shares of preferred stock and convertible promissory notes immediately prior to the Effective Time). The Company also assumed all of the stock options issued and outstanding under the Aadi Amended and Restated 2014 Equity Incentive Plan (the “Aadi Plan”) with such stock options henceforth representing the right to purchase a number of shares of Common Stock equal to 0.3172 multiplied by the number of shares of Aadi’s common stock previously represented by such stock options immediately prior to the closing of the Merger, with a proportional adjustment to the exercise price of such options.

Immediately following the Effective Time and after giving effect to the Reverse Stock Split and the PIPE Financing, there were approximately 20.8 million shares of Common Stock outstanding (after giving effect to the Reverse Stock Split). Immediately following the Effective Time and after giving effect to the Reverse Stock Split and the PIPE Financing: (i) the former Aadi stockholders owned approximately 29.2% of the outstanding shares of Common Stock; (ii) the Company’s stockholders immediately prior to the Merger, whose shares of Common Stock remain outstanding after the Merger, owned approximately 15.2% of the outstanding shares of Common Stock; and (iii) the PIPE Investors owned approximately 55.6% of the outstanding shares of Common Stock, in each case as calculated on a fully-diluted basis.

Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial information gives effect to the Merger, the Reverse Stock Split (unless otherwise noted) and the PIPE Financing. Amounts in the historical Aerpio and historical Aadi columns of the unaudited pro forma combined financial statements do not give effect to the Reverse Stock Split. The unaudited pro forma condensed combined balance sheet as of June 30, 2021, and the unaudited pro forma condensed combined statements of operations and comprehensive loss for the six months ended June 30, 2021 and the year ended December 31, 2020, present the combination of the financial information of Aerpio and Aadi after giving effect to the following transactions:

•	Merger accounted for as a reverse asset acquisition;

•	Series Seed and Series A preferred shares conversion;

•	Aadi Convertible Promissory Notes conversion; and

•	PIPE and related adjustments

Collectively, these transactions are referred to as the “Transaction Accounting Adjustments,” described in the accompanying notes. The historical financial statements of Aerpio and Aadi have been adjusted to give pro forma effect to reflect the Transaction Accounting Adjustments, as well as other adjustments deemed to be directly related to the Merger, irrespective of whether or not such adjustment is deemed to be recurring. Aerpio and Aadi are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Merger, are referred to herein as the “combined company.”

The unaudited pro forma combined financial information has been prepared in accordance with Rule 8-05 and Article 11 of U.S. Securities and Exchange Commission (“SEC”) Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, “Amendments to Financial Disclosures About Acquired and Disposed Businesses.”

The unaudited pro forma combined balance sheet data as of June 30, 2021 gives effect to the Merger as if it took place on June 30, 2021 and combines the historical balance sheets of Aerpio and Aadi as of such date. The unaudited pro forma combined statement of operations and comprehensive loss data for the six months ended June 30, 2021 and the year ended December 31, 2020 gives effect to the Merger as if it took place on January 1, 2020 and combines the historical results of Aerpio and Aadi for the periods then ended. The unaudited pro forma combined balance sheet and statements of operations and comprehensive loss gives effect to the Reverse Stock Split. The unaudited pro forma combined financial information reflects the Reverse Stock Split that was effected immediately prior to the consummation of the Merger.

The Merger has been accounted for using the reverse asset acquisition method under U.S. generally accepted accounting principles (“GAAP”). For accounting purposes, Aadi is considered to be acquiring Aerpio and the Merger is being accounted for as a reverse asset acquisition. Aadi is considered the accounting acquirer even though Aerpio issued the Common Stock in the Merger based on the terms of the Merger Agreement and other factors including: (i) the stockholders of Aadi own a substantial portion of the voting rights of the combined company; (ii) the majority of the board of directors of the combined company is composed of directors designated by Aadi under the terms of the Merger Agreement; (iii) existing members of Aadi’s management became the management of the combined company; (v) the PIPE Investors consist of individuals and funds, and for purpose of this analysis, while they own approximately 55.6%, no one individual or fund holds more shares than Aadi and are not considered to be a single voting group, and (v) the combined company is named “Aadi Bioscience, Inc.” and headquartered in Pacific Palisades, California, and all ongoing operations of the combined company will be those of Aadi. To determine the accounting for this transaction under GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. Upon closing of the Merger, substantially all of the fair value is concentrated in cash, working capital and a long-lived contract intangible asset. As such, the acquisition will be treated as an asset acquisition. The net assets of Aerpio will be recorded at their relative fair value in the consolidated financial statements of Aadi and the reported operating results prior to the Merger will be those of Aadi.

As a result, the historical financial statements of Aadi became the historical financial statements of the combined company upon consummation of the Merger.

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not necessarily reflect what the actual consolidated results of operations would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position. The Company’s results of operations and actual financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors. Aerpio’s assets and liabilities will be measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date with any excess value associated with contract intangible assets being expensed. Aerpio’s assets and liabilities, at fair value, will be combined with the assets, liabilities and results of operations of Aadi after the consummation of the Merger.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements of Aerpio and Aadi and the section included in the definitive proxy statement, as filed with the SEC on July 8, 2021, entitled “Aadi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Aerpio’s historical audited consolidated financial statements for the years ended December 31, 2020 and 2019 are included in Aerpio’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 11, 2021. In addition, the historical unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 and 2020 are included in Aerpio’s Quarterly Report on Form 10-Q, as filed with the SEC on August 11, 2021. Aadi’s historical audited financial statements for the years ended December 31, 2020 and 2019 are included as Exhibit 99.1 in this Current Report on Form 8-K and Aadi’s historical unaudited condensed financial statements for the six months ended June 30, 2021 are included as Exhibit 99.2 in this current Report on Form 8-K.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2021

	Aadi	Aerpio	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Total
Assets
Current assets:
Cash and cash equivalents	$11,674,604	$36,816,128	$155,000,000	(a)	$179,519,996
			(9,614,950)	(b)
			(2,845,560)	(c)
			(3,929,131)	(c)
			(4,412,428)	(d)
			(1,498,604)	(e)
			(2,390,851)	(n)
			720,788	(r)
Other current assets	192,586	578,461	—		771,047

Total current assets	11,867,190	37,394,589	131,029,264		180,291,043
Furniture and equipment, net	16,291	—	—		16,291
Operating lease right-of-use assets, net	30,337	9,452	—		39,789
Deposits	—	20,000	—		20,000
Deferred transaction costs	1,656,325	—	(1,021)	(b)	—
			(1,655,304)	(e)
Intangible assets	—	—	3,905,900	(l)	3,905,900

Total assets	$13,570,143	$37,424,041	133,278,839		184,273,023

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,212,110	$2,198,140	(1,811,334)	(c)	$8,100,312
	—	—	(1,498,604)	(e)
Payable to related party	14,314,473	—	—		14,314,473
Convertible notes payable	9,374,927	—	(10,428,160)	(f)	—
			1,053,233	(g)
Current portion of operating lease liability	36,854	9,955	—		46,809

Total current liabilities	32,938,364	2,208,095	(12,684,865)		22,461,594
Other liabilties	—	—	—		—

Total liabilities	32,938,364	2,208,095	(12,684,865)		22,461,594

Commitments and contingencies
Stockholders’ equity (deficit):
Common stock	802	4,747	1,185	(a)	2,084
			220	(f)
			(922)	(h)
			794	(i)
			(4,812)	(k)
			70	(r)
Preferred stock	794	—	(794)	(i)	—
Additional paid-in capital	20,236,684	190,611,718	154,998,815	(a)	282,453,542
			(9,615,971)	(b)
			10,427,940	(f)
			922	(h)
			(85,409,747)	(k)
			482,463	(n)
			720,718	(r)
Accumulated deficit	(39,606,501)	(155,400,519)	(2,845,560)	(c)	(120,644,197)
			(1,655,304)	(e)
			(1,053,233)	(g)
			155,400,519	(j)
			(68,197,857)	(l)
			(2,873,314)	(n)
			(4,412,428)	(d)

Total stockholders’ equity (deficit)	(19,368,221)	35,215,946	145,963,704		161,811,429

Total liabilities and stockholders’ equity	$13,570,143	$37,424,041	$133,278,839		$184,273,023

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

For the Six Months Ended June 30, 2021

	Aadi	Aerpio	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Total
Revenue
Grant revenue	$119,561	$—	$—		$119,561

Total revenue	119,561	—	—		119,561

Operating expenses
Research and development	6,688,756	2,947,639	—		9,636,395
General and administrative	1,393,420	6,188,314	(250,312)	(n)	5,234,565
			(2,096,857)	(c)
Restructuring expense	—	1,238,270	(1,238,270)	(c)	—

Total operating expenses	8,082,176	10,374,223	(3,585,439)		14,870,960

Loss from operations	(7,962,615)	(10,374,223)	3,585,439		(14,751,399)
Other income	—	1,518,842	—		1,518,842
Change in fair value of convertible promissory notes	1,205,752	—	(1,205,752)	(p)	—
Gain upon extinguishment of debt	196,262	—	—		196,262
Interest (expense) income, net	(449,840)	5,707	450,021	(p)	5,888

Total other (expense) income	952,174	1,524,549	(755,731)		1,720,992

Net and comprehensive loss, before taxes	(7,010,441)	(8,849,674)	2,829,708		(13,030,407)
Income tax expense	(1,550)	—	—		(1,550)

Net and comprehensive loss	(7,011,991)	(8,849,674)	2,829,708		(13,031,957)
Convertible preferred stock cumulative and undeclared dividends	(493,277)	—	493,277	(d)	—

Net loss attributable to common stockholders	$(7,505,268)	$(8,849,674)	$3,322,985		$(13,031,957)

Net loss per share attributable to common stockholders, basic and diluted	$(0.94)	$(0.19)			$(0.63)

Weighted average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,015,000	47,327,701	(34,528,480)	(q)	20,768,842

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

For the Year Ended December 31, 2020

	Aadi	Aerpio	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Total
Revenue
License revenue	$14,000,000	$15,000,000	$—		$29,000,000
Grant revenue	580,014	—	79,900	(m)	659,914

Total revenue	14,580,014	15,000,000	79,900		29,659,914
Operating expenses
Research and development	15,008,376	12,594,823	—		27,603,199
General and administrative	2,121,018	8,762,222	5,452,924	(c)	19,459,790
			3,123,626	(n)
Impairment of intangible asset	—	—	72,698,721	(l)	72,698,721

Total operating expenses	17,129,394	21,357,045	81,275,271		119,761,710

Loss from operations	(2,549,380)	(6,357,045)	(81,195,371)		(90,101,796)
Other income	—	1,813,976	—		1,813,976
Change in fair value of convertible promissory notes	(152,519)	—	152,519	(o)	—
Grant income	—	79,900	(79,900)	(m)	—
Interest (expense) income	(773,773)	147,846	813,255	(o)	187,328

Total other (expense) income	(926,292)	2,041,722	885,874		2,001,304

Net and comprehensive loss, before tax	(3,475,672)	(4,315,323)	(80,309,497)		(88,100,492)
Income tax expense	(1,800)	—	—		(1,800)

Net and comprehensive loss	(3,477,472)	(4,315,323)	(80,309,497)		(88,102,292)
Convertible preferred stock cumulative and undeclared dividends	(986,554)	—	986,554	(d)	—

Net loss attributable to common stockholders	$(4,464,026)	$(4,315,323)	$(79,322,943)		$(88,102,292)

Net loss per share attributable to common stockholders, basic and diluted	$(0.56)	$(0.10)			$(4.31)

Weighted average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,015,000	42,624,148	(30,183,877)	(q)	20,455,271

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Description of the Merger and Basis of Presentation

Description of Transaction

On May 16, 2021, Aerpio entered into the Merger Agreement with Aadi. Pursuant to the terms set forth in the Merger Agreement and effective August 26, 2021: (i) Merger Sub merged with and into Aadi, with Aadi surviving as a wholly-owned subsidiary of Aerpio, and (ii) Aerpio was re-named Aadi Bioscience, Inc. In connection with and immediately prior to the Effective time, Aerpio effected a 15:1 reverse stock split of the Aerpio Common Stock.

At the Effective Time, each share of Aadi common stock outstanding immediately prior to the Effective Time, including the shares of common stock issuable upon the conversion of all shares of preferred stock and convertible promissory notes prior to the Effective Time, were converted into the right to receive shares of Aerpio Common Stock based on an exchange ratio of 0.3172 shares of Common Stock, after taking into account the reverse stock split.

Pursuant to the Merger Agreement, Aerpio assumed all of the outstanding and unexercised options to purchase shares of Aadi capital stock under the Aadi Plan, and, in connection with the Merger, such options were converted into options to purchase shares of Aerpio Common Stock based on the exchange ratio. At the closing of the Merger on August 26, 2021, Aerpio issued an aggregate of 5,776,660 shares of Common Stock to holders of Aadi common stock, including for shares of Aadi common stock issuable upon the conversion of all shares of preferred stock and convertible promissory notes immediately prior to the Effective Time.

Concurrently with the closing of the Merger, the PIPE Investors purchased an aggregate of 11,852,862 shares of Common Stock (the “PIPE Shares”) for an aggregate purchase price of approximately $155.0 million pursuant to the Subscription Agreement. The aggregate net proceeds for the issuance and sale of the of the PIPE Shares was $145.4 million, after deducting certain expenses incurred that were direct and incremental to the issuance of the PIPE Shares.

Immediately following the Effective Time, and after giving effect to the Reverse Stock Split and the PIPE Financing, there were approximately 20.8 million shares of Common Stock outstanding (after giving effect to the Reverse Stock Split). Immediately following the Effective Time and after giving effect to the Reverse Stock Split and the PIPE Financing: (i) the former Aadi stockholders owned approximately 29.2% of the outstanding shares of Common Stock; (ii) the Company’s stockholders immediately prior to the Merger, whose shares of Common Stock remain outstanding after the Merger, owned approximately 15.2% of the outstanding shares of Common Stock; and (iii) the PIPE Investors owned approximately 55.6% of the outstanding shares of Common Stock, in each case as calculated on a fully-diluted basis.

In connection with the Merger, the Company entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with a legacy director of Aerpio, as Holder Representative (as defined in the CVR Agreement), and American Stock Transfer & Trust Company, LLC, as Rights Agent (as defined in the CVR Agreement), in accordance with the terms of the Merger Agreement. The CVR Agreement entitles each holder of Aerpio Common Stock as of immediately prior to the Effective Time to receive one contingent value right (“CVR”) for each outstanding share of Aerpio Common Stock held by such stockholder as of immediately prior to the Effective Time, each representing the right to receive certain net proceeds, if any, derived from the CVR completed during a CVR Payment Period, which means successive six-month periods, prior to the expiration of the CVR Term (as defined in the CVR Agreement), with any potential payment obligations continuing until the earlier of (a) the 20-year anniversary of the closing of the Merger Agreement and (b) the time at which the license agreement with Gossamer Bio., Inc, the underlying basis for the CVR, has expired or been terminated.

There can be no assurances that any proceeds will result therefrom. The CVRs are not transferable, except in certain limited circumstances as provided in the CVR Agreement, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange.

Basis of Presentation

The unaudited pro forma combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Rule 8-05 and Article 11 of SEC Regulation S-X, as amended by the final rule, “Amendments to Financial Disclosures About Acquired and Disposed Business”, as adopted by the SEC on May 21, 2021 (“Article 11”). The unaudited pro forma combined balance sheet as of June 30, 2021 was prepared using the historical condensed consolidated balance sheets of Aerpio and Aadi as of June 30, 2021. The unaudited pro forma combined statement of operations and comprehensive loss for the six months ended June 30, 2021 and the unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2020 was prepared using the condensed and/or consolidated historical statements of operations and comprehensive loss of Aerpio and Aadi for the six months ended June 30, 2021 and the year ended December 31, 2020 and gives effect to the Merger, the PIPE Financing and the Reverse Stock Split as if each occurred on January 1, 2020.

Based on management’s preliminary review of Aadi’s and Aerpio’s summary of significant accounting policies and preliminary discussions between management teams of Aadi and Aerpio, the nature and amount of any adjustments to the historical financial statements of Aerpio to conform its accounting policies to those of Aadi are not expected to be material.

Adjustments to unaudited pro forma combined financial statements that the pro forma financial information reflects are reflective of the Reverse Stock Split. Management has made significant estimates and assumptions in its determination of the Transaction Accounting Adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma combined financial information do not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Aadi incurred significant losses during the historical periods presented.

2. Preliminary Purchase Price

Pursuant to the Merger Agreement, at the Effective Time, Aerpio issued 5,776,660 shares of Common Stock to the holders of all of the Aadi capital stock as of immediately prior to the Effective Time in exchange for all of the shares of Aadi capital stock (including the shares of common stock issuable upon the conversion of all shares of preferred stock and convertible promissory notes immediately prior to the Effective Time), after giving effect to the Reverse Stock Split. The accompanying unaudited pro forma combined financial statements reflect an estimated reverse asset acquisition price of approximately $110.4 million, including estimated transaction costs incurred by Aadi.

The estimated preliminary purchase price is calculated based on the fair value of the Aerpio Common Stock of the combined company that Aerpio stockholders will own as of the closing date of the transaction because, with no active trading market for shares of Aadi, the fair value of the Aerpio Common Stock represents a more reliable measure of the fair value of consideration transferred in the Merger. The total purchase price and allocated purchase price is summarized as follows:

Number of common shares of the combined company to be owned by Aerpio stockholders (1)	3,208,718
Multiplied by the fair value per share of Aerpio common stock (2)	$33.00

Fair value of Aerpio common stock	105,887,694
Aadi transaction costs (3)	4,500,864

Purchase price	$110,388,558

(1)

For purposes of this unaudited pro forma combined financial information, 3,208,718 represents the historical 48,131,552 shares of Aerpio common stock outstanding immediately prior to the closing of the Merger on August 26, 2021, adjusted for the Reverse Stock Split and, as a result, an additional adjustment of approximately 52 fractional shares which were paid in cash.

(2)	Based on the last reported sale price of Aerpio Common Stock on the NASDAQ Capital Market on August 26, 2021, the closing date of the Merger, after giving effect to the Reverse Stock Split.
(3)	Aadi transaction costs consist primarily of legal expenses incurred by Aadi. The transaction costs have been reflected as an increase in the purchase price.

For purposes of this pro forma analysis, the purchase price for the Merger was allocated to the net assets acquired on the basis of relative fair values. The following summarizes the allocation of the purchase price to the net tangible and intangible assets acquired.

Preliminary Purchase Price Allocation:	June 30, 2021 Pro forma
Cash and cash equivalents	$33,572,785
Other current assets	578,461
Operating lease right-of-use assets, net	9,452
Intangible asset (1)	76,604,621
Deposits	20,000
Accounts payable and accrued expenses	(386,806)
Current portion of operating lease liability	(9,955)

Net assets acquired	$110,388,558

(1)

The preliminary fair value estimate of the intangible asset relates to contingent cash flows expected from Aerpio’s out-licensing arrangement, of which 90% of any future net cash proceeds will be remitted to the stockholders of record of Aerpio Common Stock (stockholders of record immediately prior to the Effective Time) and paid through CVRs provided to each Aerpio shareholder prior to closing of the Merger. The fair value determination of the intangible asset is subject to change based upon finalization of a Monte Carlo valuation and final purchase price allocation of Aadi transaction costs that will be primarily allocated to the intangible asset fair value determination.

Consequently, the financial statements of Aadi reflect the operations of the acquirer for accounting purposes, together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer. The accompanying unaudited pro forma combined financial information is derived from the historical financial statements of Aerpio and Aadi, and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with GAAP. The historical financial statements of Aadi shall become the historical financial statements of the combined company.

3. Shares of Aerpio Common Stock Issued to Aadi’s Stockholders upon Closing of the Merger

Pursuant to the Merger Agreement, at the Effective Time, Aerpio issued 5,776,660 shares of Common Stock to the holders of all of the Aadi capital stock as of immediately prior to the Effective Time in exchange for all of the shares of Aadi capital stock (including the shares of common stock issuable upon the conversion of all shares of preferred stock and convertible promissory notes immediately prior to the Effective Time), after giving effect to the Reverse Stock Split, determined as follows:

Shares
Aadi:
Aadi common shareholders	8,065,000
Aadi preferred stock	7,945,870
Convertible promissory notes	2,200,570

Total Aadi common equivalent shares pre-close	18,211,440
Exchange ratio	0.3172

Total Aadi merger common shares	5,776,660

In addition, in accordance with the Merger Agreement, Aerpio assumed all of the issued and outstanding options to acquire Aadi common stock under the Aadi Plan with such stock options henceforth representing the right to purchase a number of shares of Common Stock equal to 0.3172 multiplied by the number of shares of Aadi’s common stock previously represented by such stock options immediately prior to the closing of the Merger, with a proportional adjustment to the exercise price of such options.

4. Pro Forma Net Loss Per Share

Basic loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger and the PIPE Financing, assuming the shares were outstanding at the beginning of the periods presented. Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:

Anti-dilutive common share equivalents:	June 30, 2021
Stock Options of Aadi	1,415,000
Stock Options of Aerpio	4,485,326
Warrants to purchase Aerpio common stock	550,000

Total anti-dilutive common share equivalents	6,450,326

The information below reflects historical per share information for Aerpio and Aadi and unaudited pro forma per share information of the combined company as if Aerpio and Aadi had been combined as of or for the periods presented. The unaudited pro forma combined weighted average common shares is adjusted for the Reverse Stock Split. The net loss per share information reflects the Merger and PIPE Financing as if these transactions had occurred on January 1, 2020.

The unaudited pro forma combined loss per share information does not purport to represent the net loss per share which would have occurred had Aerpio and Aadi been combined during the periods presented, nor earnings (loss) per share for any future data or period.

	As of and for the Six Months Ended June 30, 2021	As of and for the Year Ended December 31, 2020
Aerpio
Book value per common share—historical	$0.74	$0.91
Basic and diluted net loss per common share—historical	$(0.19)	$(0.10)
Cash dividends declared per common share—historical	—	—
Weighted average common shares	47,327,701	42,624,148
Aadi
Book value per common share—historical	$(2.42)	$(1.55)
Basic and diluted net loss per common share—historical	$(0.94)	$(0.56)
Cash dividends declared per common share—historical	—	—
Weighted average common shares	8,015,000	8,015,000
Unaudited Pro Forma Combined
Book value per common share—pro forma	$7.77	$—
Basic and diluted net loss per common share—pro forma	$(0.63)	$(4.31)
Cash dividends declared per common share—pro forma	—	—
Weighted average common shares	20,768,842	20,455,271

5. Pro Forma Adjustments

The unaudited pro forma combined financial information reflects the Reverse Stock Split that was effected immediately prior to consummation of the Merger. Unaudited pro forma combined net loss per common share would increase to $0.63 and $4.31 for a 15:1 Reverse Stock Split for the six months ended June 30, 2021 and year ended December 31, 2020, respectively.

The pro forma adjustments, based on information known at the time of Closing, are as follows:

(a)     The unaudited pro forma combined financial statements include pro forma adjustment associated with the PIPE Financing as follows:

(i) To record the sale and issuance of 11,852,862 shares of Aerpio Common Stock, after giving effect to the Reverse Stock Split, resulting in gross proceeds of $155.0 million; and

(ii) To reflect an increase in the weighted-average shares outstanding for the period after giving effect to the issuance of 11,852,862 shares of Aerpio Common Stock (included in (q) below).

(b)    Represents costs incurred, related to the issuance of equity in conjunction with the PIPE Financing. The equity issuance costs of $9.6 million are netted against the proceeds within additional paid-in capital.

(c)    Represents cash paid related to transaction costs incurred during the consummation of the Merger. Of the aggregate $6.8 million of incremental transaction costs recorded on the balance sheet as of June 30, 2021, approximately $2.9 million relate to Aadi and the remaining $3.9 million of transaction costs relate to Aerpio. The transaction costs of Aadi and Aerpio primarily consist of legal, auditor and other professional fees directly incremental to the Merger. The transaction costs of Aadi have been reflected as an adjustment to accumulated deficit.

The Aerpio transaction costs have been reflected as a decrease of $1.8 million to accounts payable and accrued expenses for the expense recognized in the six months ended June 30, 2021 but not paid. The pro forma combined balance as of June 30, 2021 reflects a decrease to Aerpio’s cash balance of $3.9 million for transaction costs paid prior to the Merger.

For the year ended December 31, 2020, the aggregate amount of Aerpio transaction costs of $5.5 million is reflected as general and administrative expense in the pro forma combined statement of operations.

For the six months ended June 30, 2021, included within restructuring expense and general and administrative expenses on the statement of operations and comprehensive loss are expenses of $1.2 million and $2.1 million, respectively, of expenses related to the Merger.

(d)    Represents accrued dividends on Aadi’s preferred stock of approximately $4.4 million paid at closing, and elimination of the dividend impact on the December 31, 2020 and June 30, 2021 pro forma net and comprehensive loss attributable to common shareholders.

(e)    Represents an adjustment of Aadi’s deferred transaction costs that were incurred during the six months ended June 30, 2021. These will be recognized as a part of the consideration paid for the asset acquisition and subsequently a component of the impairment on the intangible asset, presented as an adjustment to accumulated deficit at the closing of the Merger. The Aadi deferred transaction costs have been reflected as a decrease of $1.5 million to accounts payable and accrued expenses as of June 30, 2021, and a decrease to cash of $1.5 million prior to the closing of the Merger.

(f)    Represents conversion of Aadi’s convertible promissory notes into 2.1 million shares of Aadi common stock utilizing a fixed conversion price of $4.80, prior to giving effect to the Merger.

(g)    Represents the cumulative fair value adjustment on the convertible promissory notes previously recognized by Aadi. Per the terms of the Merger, only the convertible promissory notes principal and accrued interest will be converted to Aerpio Common Stock at closing of the Merger.

(h)    Represents change in common stock par value due to exchange of Aerpio Common Stock for Aadi’s common stock upon closing of the Merger. The Aadi and Aerpio common shareholders include shares issued subsequent to June 30, 2021 through options exercised prior to the Merger date.

Common Shares
Aadi:
Aadi common shareholders	8,065,000
Aadi preferred stock	7,945,870
Convertible promissory notes	2,200,570

Total Aadi common shares pre-close	18,211,440
Exchange ratio	0.3172

Total Aadi common shares subsequent to the merger	5,776,660
Aerpio common shareholders (after giving effect to the Reverse Stock Split)	3,208,718
PIPE investors	11,852,862

Total common shares	20,838,240

Par value per common share	$0.0001

Par value of common shares	$2,084

(i)    Represents conversion of Aadi’s preferred stock to common stock on a 1 for 1 basis.

(j)    Represents the elimination of Aerpio’s accumulated deficit balance.

(k)    Represents the elimination of Aerpio’s historical common stock and additional paid-in-capital, net of the fair value of the common stock retained by Aerpio shareholders.

Elimination of Aerpio’s historical equity	$(191,302,253)
Fair value of the common stock retained by Aerpio shareholders	105,887,694

$(85,414,559)

(l)    Represents the adjustment to record the excess of the preliminary purchase price over the fair value of the acquired contract intangible asset. At closing of the Merger, the Company hired a third-party valuation firm to value the CVR which contains a license agreement with Gossamer Bio., Inc. The Company is entitled to 10% of any amount paid by Gossamer Bio., Inc under the terms of the CVR. The related contract intangible asset was written down to $3.9 million with the remaining amount being expensed and recorded within accumulated deficit. This pro forma adjustment is reflected in the unaudited pro forma combined statement of operations and the contract intangible asset is recognized as a non-current asset on the pro forma balance sheet.

(m)    Represents the reclassification of reimbursable grant proceeds previously recorded by Aerpio in grant income to grant revenue to conform with Aadi’s accounting policy for presentation of grant reimbursements within the statement of operations and comprehensive loss.

(n)    Represents one-time post-combination expense for severance related benefits and accelerated stock-based compensation expense of $3.1 million related to dual-trigger termination and change-in-control provisions within Aerpio’s executive employment contracts. This amount is reflected in the pro forma combined statement of operations for the twelve months ended December 31, 2020. Included within this amount is $0.2 million of stock-based compensation expense previously recognized in the Aerpio consolidated statement of operations during the six months ended June 30, 2021. The net impact was recognized as an increase to additional paid-in capital and a reduction to accumulated deficit on the June 30, 2021 pro forma combined balance sheet.

(o)    Represents the elimination of the Aadi fair value adjustment of $0.2 million to the convertible promissory notes and related interest previously recorded of $0.8 million, as the convertible promissory notes were converted in connection with the Merger.

(p)    Represents the elimination of the Aadi fair value adjustment of $1.2 million to the convertible promissory notes and related interest previously recorded of $0.5 million, as the convertible promissory notes were converted in connection with the Merger.

(q)    Calculation of pro forma adjustment of weighted-average shares outstanding—basic and diluted:

	June 30, 2021	December 31, 2020
Historical Aadi weighted-average shares of common stock outstanding	8,015,000	8,015,000
Impact of Aadi’s convertible preferred stock assuming conversion as of January 1, 2020	7,945,870	7,945,870
Impact of Aadi’s convertible promissory notes outstanding as of January 1, 2020	2,200,570	2,200,570

Subtotal	18,161,440	18,161,440
Application of exchange ratio to historical Aadi weighted-average shares outstanding	0.3172	0.3172

Adjusted Aadi weighted-average shares outstanding (after giving effect to the Reverse Stock Split Ratio and the Exchange Ratio)	5,760,800	5,760,800
Historical Aerpio weighted-average shares of common stock outstanding (after giving effect to Reverse Split)	3,155,180	2,841,609
Impact of Aerpio’s common stock purchase agreement (concurrent financing)	11,852,862	11,852,862

Total weighted average shares outstanding	20,768,842	20,455,271

Less: Historical Aadi weighted-average shares of common stock outstanding	8,015,000	8,015,000
Less: Historical Aerpio weighted-average shares of common stock outstanding	3,155,180	2,841,609

Total weighted average shares outstanding - pro forma adjustment	9,598,662	9,598,662

(r)    Represents cash received as a result of options exercised subsequent to June 30, 2021 for Aadi and Aerpio.